Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Results and Provides Pipeline Review

-- Q4 2020 net income was $0.62 per basic and $0.60 per diluted share and adjusted non-GAAP net income was $0.98 per basic and $0.96 per diluted share –

-- FY 2020 net income was $0.89 per basic and $0.87 per diluted share and adjusted non-GAAP net income was $3.62 per basic and $3.54 per diluted share --

-- Posted strong 36% adjusted non-GAAP earnings growth 2020 over 2019 --

WOODCLIFF LAKE, NJ—March 2, 2021—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2020, and reviewed key pipeline programs.

Business and Recent Highlights:

•	Posted strong year-over-year adjusted non-GAAP earnings growth of 36%;

•	Received a complete response letter (“CRL”) from U.S. Food and Drug Administration (“FDA”) for its Abbreviated New Drug Application (“ANDA”) for vasopressin. Eagle had a post-CRL meeting with FDA late last week and believes it has clear agreement on how to proceed. As previously disclosed, FDA restated that it has prioritized Eagle’s ANDA, and it is also flagged as a COVID priority. Eagle plans to re-submit its ANDA by mid-year. The patent trial against Endo Par Innovation Company, LLC was postponed and is now scheduled to begin on July 7, 2021; the Company believes it will have 180 days of exclusivity.

•	Added four experienced pharmaceutical industry executives to clinical, formulations and commercial leadership teams as follows: Judith (“Judi”) Ng-Cashin, M.D., is EVP and Chief Medical Officer; John Kimmet, is EVP, Oncology and Acute Care Marketing; Valentin R. Curt, M.D., is SVP, Clinical Drug Development; and Gaozhong Zhu, Ph.D., is SVP, Pharmaceutical Development, and

•	Continued productive engagement with FDA for EA-114, the Company’s fulvestrant product candidate. The Company now has agreement for the clinical design and study endpoints, and following additional formulation work, intends to begin a clinical trial in patients.

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Financial Highlights

Fourth Quarter 2020

•	Total revenue for Q4 2020 was $49.9 million, compared to $48.3 million in Q4 2019, primarily reflecting increased product sales of Ryanodex and Belrapzo.

•	Q4 2020 net income was $8.1 million, or $0.62 per basic and $0.60 per diluted share, compared to net income of $1.0 million, or $0.07 per basic and diluted share in Q4 2019.

•	Q4 2020 adjusted non-GAAP net income was $12.8 million, or $0.98 per basic and $0.96 per diluted share, compared to adjusted non-GAAP net income of $6.7 million, or $0.49 per basic and $0.48 per diluted share, in Q4 2019.

•	Cash and cash equivalents were $103.2 million, net accounts receivable was $51.1 million, and debt was $34 million as of December 31, 2020.

Full Year 2020

•	Total revenue for the 12 months ended December 31, 2020 was $187.8 million, compared to $195.9 million in 2019. 2020 included a $5.0 million milestone from SymBio for regulatory approval of Treakisym ready-to-dilute (250 ml) liquid bendamustine formulation.

•	2020 net income was $12.0 million, or $0.89 per basic and $0.87 per diluted share, compared to net income of $14.3 million, or $1.04 per basic and $1.01 per diluted share in 2019.

•	2020 adjusted non-GAAP net income was $48.7 million, or $3.62 per basic and $3.54 per diluted share, compared to adjusted non-GAAP net income of $36.9 million, or $2.68 per basic and $2.61 per diluted share in 2019.

•	From August 2016 through December 31, 2020, Eagle has repurchased $206.9 million of its common stock.

“2020 proved to be a strong earnings year for Eagle, with 36% year-over-year growth, despite the significant challenges brought about by the COVID-19 pandemic. Our balance sheet remains healthy and provides a solid basis to support our development programs and future growth prospects. Our key pipeline products – vasopressin, fulvestrant and Ryanodex for nerve agent exposure – represent significant opportunities, and we are pleased to have a path forward. We remain committed to completing the additional work to advance them through the regulatory process,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“Looking ahead, we have our exclusive Pemfexy launch in February 2022 and SymBio sales ramping in Japan. At the same time, we will continue pursuing both organic and inorganic opportunities that will deliver growth for many years to come,” concluded Tarriff.

Page 3: Eagle Pharmaceuticals Reports Fourth Quarter 2020 Results

Fourth Quarter 2020 Financial Results

Total revenue for the three months ended December 31, 2020 was $49.9 million, as compared to $48.3 million for the three months ended December 31, 2019.

Q4 2020 BELRAPZO product sales were $10.2 million, compared to $7.6 million in Q4 2019.

Q4 2020 RYANODEX product sales were $7.9 million, compared to $3.5 million in Q4 2019.

Royalty revenue was $27.0 million in the fourth quarter of 2020, compared to $32.8 million in the fourth quarter of 2019. BENDEKA royalties were $27.0 million in the fourth quarter of 2020, compared to $32.4 million in the fourth quarter of 2019. A summary of total revenue is outlined below:

	Three Months Ended December 31,
	2020	2019
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales, net	$22,936	$15,421
Royalty revenue	26,980	32,837
Total revenue	$49,916	$48,258

Gross Margin was 75% during the fourth quarter of 2020, as compared to 76% in the fourth quarter of 2019. The compression in gross margin for the fourth quarter of 2020 was primarily driven by the launch of Treakisym product sales to our partner, on which Eagle earns no profit.

R&D expense was $9.4 million for the fourth quarter of 2020, compared to $11.3 million in the fourth quarter of 2019. The decrease is largely attributable to lower spend on fulvestrant and Ryanodex for EHS programs, partially offset by higher spend on vasopressin. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense during the fourth quarter of 2020 was $8.7 million.

SG&A expense in the fourth quarter of 2020 decreased to $18.2 million compared to $22.5 million in the fourth quarter of 2019. External legal spend associated with litigation on pemetrexed, a decrease of travel and entertainment and other expenses due to COVID-19, as well as differences in incentive pay, account for the year-over-year decrease. Excluding stock-based compensation and other non-cash and non-recurring items, fourth quarter 2020 SG&A expense was $11.2 million.

Net income for the fourth quarter of 2020 was $8.1 million, or $0.62 per basic and $0.60 per diluted share, compared to net income of $1.0 million, or $0.07 per basic and diluted share, in the fourth quarter of 2019, due to the factors discussed above.

Adjusted non-GAAP net income for the fourth quarter of 2020 was $12.8 million, or $0.98 per basic and $0.96 per diluted share, compared to adjusted non-GAAP net income of $6.7 million or $0.49 per basic and $0.48 per diluted share in the fourth quarter of 2019. For a full reconciliation of adjusted non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

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Full Year 2020 Financial Results

Total revenue for the year ended December 31, 2020 was $187.8 million, as compared to $195.9 million for the year ended December 31, 2019. A summary of total revenue is outlined below:

	Twelve Months Ended December 31,
	2020	2019
Revenue (in thousands):
Product sales, net	$72,323	$73,989
Royalty revenue	110,479	112,903
License and other income	5,000	9,000
Total revenue	$187,802	$195,892

Product sales decreased by $1.7 million in the year ended December 31, 2020, primarily driven by decreases in product sales of Bendeka of $15.7 million, coupled with decreases in Belrapzo’s product sales of $2.1 million, primarily due to volume decreases. In addition, the COVID-19 pandemic and associated lockdowns have resulted in a decrease in healthcare utilization broadly and specifically have led to a reduction in the utilization of physician-administered oncology products including Belrapzo and Bendeka. The decreased sales were partially offset by increases in product sales of Ryanodex of $15.2 million due to higher volume coupled with product sales of $0.9 million from the 2020 product launch of Treakisym.

Gross margin was 76% in 2020, as compared to 69% in 2019. The increase in gross margin in 2020 was primarily related to an increase in product sales of Ryanodex and a decrease in product sales of Bendeka.

R&D expense decreased to $30.8 million in 2020, compared to $36.8 million in 2019, primarily reflecting a decrease in project spending for Ryanodex for the EHS indication. This decrease was partially offset by increased spend related to the Company's fulvestrant formulation initiative. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense in 2020 was $27.8 million.

SG&A expenses increased by $2.2 million to $78.6 million in 2020, compared to $76.4 million in 2019. The increase primarily reflects costs related to the collaboration with Tyme and increases in stock compensation, partially offset by travel and entertainment expense which decreased due to COVID-19 restrictions on travel coupled with lower external legal fees. Excluding stock-based compensation and other non-cash and non-recurring items, SG&A expense in 2020 was $50.9 million.

Net income for the year ended December 31, 2020 was $12.0 million or $0.89 per basic and $0.87 per diluted share as compared to net income of $14.3 million or $1.04 per basic and $1.01 per diluted share for the year ended December 31, 2019, as a result of the factors discussed above.

Adjusted non-GAAP net income for 2020 was $48.7 million, or $3.62 per basic and $3.54 per diluted share, compared to adjusted non-GAAP net income of $36.9 million, or $2.68 per basic and $2.61 per diluted share in 2019.

Page 5: Eagle Pharmaceuticals Reports Fourth Quarter 2020 Results

2021 Expense Guidance

•	R&D spend in 2021, on a non-GAAP basis, is expected to be $26-$30 million, as compared to $27.8 million in 2020.

•	SG&A spend in 2021, on a non-GAAP basis, is expected to be $56-$60 million, as compared to $50.9 million in 2020.

The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this press release.

Liquidity

As of December 31, 2020, the Company had $103.2 million in cash and cash equivalents plus $51.1 million in net accounts receivable, $29.9 million of which was due from Teva Pharmaceutical Industries Ltd. The Company had $34 million in outstanding debt. Therefore, as of December 31, 2020, the Company had net cash plus receivables of $120.3 million.

In the fourth quarter of 2020, the Company purchased $4.0 million of Eagle’s common stock as part of its $160.0 million Share Repurchase Program. From August 2016 through December 31, 2020, the Company has repurchased $206.9 million of its common stock.

Conference Call

As previously announced, Eagle management will host its fourth quarter 2020 conference call as follows:

Date	Tuesday, March 2, 2020
Time	8:30 A.M. EDT
Toll free (U.S.)	877-876-9173
International	785-424-1667
Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call's completion by dialing 800-934-7612 (US) or 402-220-6980 (International) and entering conference call ID EGRXQ420. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

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Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the number and timing of potential product launches, development initiatives or new indications for the Company’s product candidates; the period of market exclusivity for any of the Company’s product candidates; the Company's clinical development plan for its fulvestrant product candidate, EA-114, as well as the development efforts for the other product candidates in its portfolio; the potential benefits and efficacy of RYANODEX, including the potential for RYANODEX as a treatment for nerve agent exposure and additional indications; the ability of the Company’s executive team to execute on the Company’s strategy and build shareholder value; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates; the timing of the Company's PEMFEXY launch, if ever; the success of the Company's collaborations with its strategic partners and the timing and results of these partners’ preclinical studies and clinical trials, including the Company’s collaboration with its Japanese licensing partner, SymBio, with respect to the commercialization of SymBio’s product TREAKISYM, and the timing of the potential product launch of TREAKISYM; the ability of the Company’s fulvestrant product candidate, EA-114, to improve clinical outcomes for post-menopausal metastatic breast cancer patients; the Company’s timing and ability to enroll patients in ongoing and upcoming clinical trials; the ability of the Company to obtain and maintain coverage and adequate reimbursement for its products; the implementation of certain healthcare reform measures; the Company's timing and ability to repurchase additional shares of the Company's common stock, if any, under its share repurchase program; the Company's ability to deliver value in 2021 and over the long term; the Company’s ability to utilize its cash and other assets to increase shareholder value; the Company’s ability to effectively manage and control expenses in line with its budget; and the Company's plans and ability to advance the products in its pipeline. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the COVID-19 pandemic, including disruption or impact in the sales of the Company's marketed products, interruptions or other adverse effects to clinical trials, delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of the Company's third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic on the Company's business, financial condition and results of operations; risks that the Company's business, financial condition and results of operations will be impacted by the spread of COVID-19 in the geographies where the Company's third-party partners operate; whether the Company will incur unforeseen expenses or liabilities or other market factors; risks that results from in vitro laboratory tests of RYANODEX are not necessarily predictive of future clinical trial and in vivo results; whether the Company will successfully implement its development plan for its fulvestrant product candidate, EA-114, or other product candidates; delay in or failure to obtain regulatory approval of the Company's product candidates; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners, including the University of Pennsylvania, Teva, Tyme, NorthShore University HealthSystem and SymBio and the parties' ability to work effectively together; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic, on economic activity and the performance of the financial markets generally; the strength and enforceability of the Company's intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; and those risks and uncertainties identified in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, which the Company expects to file on March 2, 2021, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

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Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income and adjusted non-GAAP earnings per share attributable to Eagle. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income excludes stock-based compensation expense, depreciation expense, amortization expense, severance, debt issuance costs, non-cash interest expense, expense of acquired in-process research and development, expense related to collaboration with Tyme, fair value adjustments on equity investment, fair value adjustment on settled accelerated share repurchase agreement and the tax effect of these adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for details of the amounts excluded and included to arrive at adjusted non-GAAP net income, adjusted non-GAAP earnings per share amounts, and adjusted non-GAAP EBITDA amounts, respectively.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-- Financial tables follow –

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EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA (UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2020	2019	2020	2019
Net income - GAAP	$ 8,057	$ 1,005	$ 11,989	$ 14,313
Add back:				
Interest expense, net of interest income	393	239	2,015	517
Income tax provision	3,330	2,353	10,688	7,685
Depreciation and amortization expense	883	877	3,538	3,492
Add back:				
Stock-based compensation expense	6,321	5,183	24,756	21,998
Debt issuance cost	-	88	-	88
Fair value adjustments on equity investment	(2,400)	-	5,300	-
Fair value adjustments on settled accelerated share repurchase agreement	413	-	2,962	-
Expense of acquired in-process research & development	-	500	-	500
Expense related to collaboration with Tyme	-	-	2,500	-
Severance	679	455	924	455
Adjusted Non-GAAP EBITDA	$ 17,676	$ 10,700	$ 64,672	$ 49,048